Cirilium Holdings, Inc.
                       625 North Flagler Drive, Suite 509
                            West Palm Beach, FL 33401
                              Phone: (561) 491-0935
    -------------------------------------------------------------------------

                                                                       Via EDGAR

                               September 23, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


        Re:      Cirilium Holdings, Inc.
                 Withdrawal of previously filed Form 15, filed on July 29, 2005 File No. 0-18184

Ladies and Gentlemen:

         Cirilium Holdings, Inc., a Delaware corporation (the "Company") hereby withdraws, in accordance with Rule 12g-4(b) of the Securities Exchange Act of 1934, as amended, the Company's previously filed Form 15. The Form 15 was initially filed with the Commission on July 29, 2005.


                                             Sincerely,

                                             /s/ Timothy Simpson
                                             -------------------------

                                             Timothy Simpson, President